Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

SELLS ITS 91.52% INTEREST IN ITS

PRIMROSE HOLDINGS, INC. SUBSIDIARY

Greenwich, CT – March 31, 2006 – Security Capital Corporation (AMEX: SCC) (“Security Capital” or the “Company”) announced today that, on March 31, 2006, it completed its previously announced sale of its 91.52% interest (on a fully diluted basis) in its Primrose Holdings, Inc. (“Primrose”) subsidiary to an affiliate of American Capital Strategies, Ltd. (Nasdaq: ACAS). The net aggregate purchase price for the Company’s interest in Primrose and those interests in Primrose held by minority stockholders and option holders was approximately $82.8 million (after giving effect to certain adjustments set forth in the definitive stock purchase agreement that relate to, among other things, payables owed to the Company and Capital Partners, Inc., employee bonuses and transaction expenses).

Primrose is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast, Southwest and Midwest. Primrose was one of the Company’s two reportable segments, with the other being the employer cost containment and health services segment that consists of WC Holdings, Inc.

As previously announced, the Company has initiated a formal sale process for the Company. In the course of conducting the formal sale process, the Company’s Board of Directors determined that the best way to maximize value for the Company’s stockholders is to sell Primrose and the balance of the Company in separate transactions. Accordingly, the Company has sold its interest in Primrose and is considering offers for its interest in WC Holdings, Inc. and the balance of the Company. The Company currently expects to enter into a definitive agreement during the second quarter of 2006 to sell WC Holdings and the balance of the Company.

The Company received for its 91.52% interest (on a fully-diluted basis) in Primrose approximately $76.8 million, on a pre-tax basis, and approximately $58.2 million (or approximately $8.44 per diluted share of the Company), on a post-tax basis.

UBS Securities LLC is the Company’s financial advisor, and Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A. are the Company’s legal advisors. Hill Street Capital LLC provided a fairness opinion in conjunction with the sale of Primrose.

The Company’s two reportable segments were employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, Inc., which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational services segment consisted of Primrose.

This release contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results and events to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in the various states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel and decisions relative to and the outcome of the Company’s formal sale process.